Exhibit 99.1

NEXGEL Reports First Quarter 2023 Financial Results

2023 first quarter revenue increased 56.6% year-over-year to $620 thousand

Approximately $5.8 million in cash and securities at March 31, 2023

Provides second quarter 2023 revenue guidance of $1.0 million, an increase of 78.2% year-over-year

LANGHORNE, Pa. – May 15, 2023 – NEXGEL, Inc. (“NEXGEL” or the “Company”) (NASDAQ: “NXGL”), a leading provider of ultra-gentle, high-water-content hydrogel products for healthcare and consumer applications, today announced financial results for the first quarter ended March 31, 2023.

Adam Levy, NEXGEL’s Chief Executive Officer, commented, “For the first quarter we delivered 56.6% revenue growth year-over-year, driven by increased sales in contract manufacturing and branded consumer products. We also started to see contribution in March from our new joint venture with CG Labs. During the quarter, we launched several new products and invested strategically in sales and marketing to support those launches. We are already starting to see the financial returns from these investments in the second quarter, as well as from our new JV.”

Mr. Levy continued, “Based on the dynamic changes to our business, which include the March 1 joint venture, I feel it’s important to provide a one-time exception to our policy of not providing guidance. Based on these developments and our progress to date, we are projecting $1.0 million in revenue for the second quarter of 2023, an increase of 78.2% year-over-year. Complementing this, we had approximately $5.8 million in cash and cash equivalents at quarter-end, which gives us sufficient runway to operate and the ability to be opportunistic about further potential investments to accelerate our growth.”

First Quarter 2023 Operational Highlights

●	Acquired a 50% interest in a newly formed joint venture (“JV”), CG Converting and Packaging, LLC, with C.G. Laboratories Inc. (“CG Labs”) for its converting and packaging business.
●	Executed a supply agreement with a large new customer relating to a new consumer product.
●	Launched advertising and marketing initiative, which has increased branded product sales.

First Quarter 2023 Financial Highlights

For the first quarter of 2023, revenue totaled $620 thousand and increased by $224 thousand, or 56.6%, compared to $396 thousand for the same period the year prior. The increase in overall revenues was primarily due to sales growth in both contract manufacturing and branded products. Revenue during the first quarter of 2023 includes one full month of revenue contribution from the Company’s newly formed joint venture with C.G. Laboratories.

Gross loss for the first quarter of 2023 was $57 thousand, compared to a gross loss of $22 thousand for the same prior year period. The increase in the loss was mainly due to the increased manufacturing of promotional materials and customer product samples to support our new product line growth. Gross margin loss was approximately 9.2% for the three months ended March 31, 2023, compared to a gross margin loss of 5.6% for the three months ended March 31, 2022.

Cost of revenues was $677 thousand for the quarter ended March 31, 2023, compared to $418 thousand for the quarter ended March 31, 2022.

Total operating expenses, including R&D and SG&A expenses, increased to $826 thousand for the three months ended March 31, 2023, compared to $790 thousand for the prior year period. The increase in the current year was attributable to new product line growth as well as an increase in compensation and benefits, Advertising and Marketing, and professional fees. This was partially offset by lower investor and shareholder services expenses, related to our 2021 uplisting to the Nasdaq.

Net loss for the quarter ended March 31, 2023, improved to $814 thousand or $0.15 per basic and diluted share, compared to net loss of $1.8 million or $0.33 per basic and diluted share for the same period in 2022.

As of March 31, 2023, NEXGEL had approximately $5.8 million of cash and cash equivalents and marketable securities, which includes an investment in U.S. treasuries of $5 million.

As of March 31, 2023, NEXGEL had 5,614,028 shares of common stock outstanding.

2023 Second Quarter Outlook

NEXGEL currently expects to report second quarter 2023 revenue of $1.0 million, driven by organic growth of existing direct-to-consumer products, the first full quarter of sales from its recent new product launches and a full quarter benefit from its new joint venture with CG Labs.

NEXGEL First Quarter 2023 Financial Results Conference Call

Management will host a conference call and webcast today at 4:30 p.m. Eastern Time to discuss its operational and financial results for the first quarter 2023.

Date: May 15, 2023

Time: 4:30 P.M. ET

Live Call: +1-888-886-7786 or +1-416-764-8658

Webcast: https://viavid.webcasts.com/starthere.jsp?ei=1609433&tp_key=21ca2e040e

For interested individuals unable to join the conference call, a replay will be available through May 22, 2023, at +1-844-512-2921 or +1-412-317-6671. Participants must use the following code to access the replay of the call: 37834998. An archived version of the webcast will also be available on NEXGEL’s Investor Relations site: https://ir.nexgel.com/.

About NEXGEL, INC.

NEXGEL is a leading provider of ultra-gentle, high-water-content hydrogels for healthcare and consumer applications. Based in Langhorne, Pa., the Company has developed and manufactured electron-beam, cross-linked hydrogels for over two decades. NEXGEL has formulated more than 200 different combinations to bring natural ingredients to gentle skin patches that can be worn for long periods of time with little to no irritation.

Forward-Looking Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs, such as “will,” “should,” “would,” “may,” and “could,” are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance, or achievements to be materially different from any anticipated results, performance, or achievements for many reasons including the impact of the COVID-19 pandemic. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company’s forward-looking statements, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, including but not limited to the discussion under “Risk Factors” therein, which the Company filed with the SEC and which may be viewed at http://www.sec.gov/.

Investor Contacts:

Valter Pinto, Managing Director

KCSA Strategic Communications

212.896.1254

valter@kcsa.com

Media Contacts:

Kelly Knobeck
Director of Consumer Products
info@nexgel.com

NEXGEL, INC

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2023 AND DECEMBER 31, 2022

(Unaudited)

(in thousands, except share and per share data)

	March 31, 2023	December 31, 2022
ASSETS:
Current Assets:
Cash	$787	$1,101
Marketable securities	5,016	5,508
Accounts receivable, net	380	222
Inventory	968	502
Prepaid expenses and other current assets	129	172
Total current assets	7,280	7,505
Goodwill	311	311
Intangibles, net	16	20
Property and equipment, net	1,282	721
Operating lease - right of use asset	2,022	1,737
Other assets	95	63
Total assets	$11,006	$10,357

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$987	$265
Accrued expenses and other current liabilities	112	130
Notes payable, current portion	15	15
Warrant liability	176	242
Operating lease liability, current portion	232	207
Total current liabilities	1,522	859
Operating lease liability, net of current portion	1,864	1,593
Notes payable, net of current portion	266	268
Total liabilities	3,652	2,720

Commitments and Contingencies (Note 15)

Preferred stock, par value $0.001 per share, 5,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, par value $0.001 per share, 25,000,000 shares authorized; 5,614,028 and 5,577,916 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	6	6
Additional paid-in capital	19,213	19,189
Accumulated deficit	(12,372)	(11,558)
Total NexGel stockholders’ equity	6,847	7,637
Non-controlling interest in joint venture	507	-
Total stockholders’ equity	7,354	7,637
Total liabilities and stockholders’ equity	$11,006	$10,357

NEXGEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2023 AND 2022

(Unaudited)

(in thousands, except share and per share data)

	Three months ended
	March 31,
	2023	2022
Revenues, net	$620	$396

Cost of revenues	677	418

Gross loss	(57)	(22)

Operating expenses
Research and development	29	24
Selling, general and administrative	797	766
Total operating expenses	826	790

Loss from operations	(883)	(812)

Other income (expense)
Interest income (expense), net	(1)	(744)
Loss on debt extinguishment	-	(150)
Changes in fair value of warrant liability and warrant modification expense	66	(130)
Gain on investment in marketable securities	7
Other income	4	-
Total other income (expense), net	76	(1,024)
Loss before income taxes	(807)	(1,836)
Income tax expense	—	—
Net loss	(807)	(1,836)
Less: Income attributable to non-controlling interest in joint venture	7	—
Net loss attributable to NexGel stockholders	$(814)	$(1,836)
Net loss per common share - basic	$(0.15)	$(0.33)
Net loss per common share - diluted	$(0.15)	$(0.33)
Weighted average shares used in computing net loss per common share - basic	5,586,326	5,572,234

NEXGEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2023 AND 2022

(Unaudited)

(in thousands)

	Three Months Ended March 31,
	2023	2022
Operating Activities
Net loss	$(814)	$(1,836)
Adjustments to reconcile net loss to net cash used in operating activities:
Income attributable to non-controlling interest in joint venture	7	-
Depreciation and amortization	31	28
Changes in ROU asset and operating lease liability	11	10
Share-based compensation	24	55
Gain on investment in marketable securities	7	-
Changes in fair value of warrant liability and warrant modification	(66)	130
Amortization of deferred financing costs	-	741
Loss on extinguishment of debt	-	150

Changes in operating assets and liabilities:
Accounts receivable	(158)	77
Inventory	(466)	11
Prepaid expenses and other assets	11	(90)
Accounts payable	722	(71)
Accrued expenses and other current liabilities	(18)	(2)
Net Cash Used in Operating Activities	(709)	(797)

Investing Activities
Proceeds from sales of marketable securities	485	—
Capital expenditures	(88)	—
Net Cash Provided by Investing Activities	397	—

Financing Activities
Principle payment of notes payable	(2)	(2,033)
Net Cash Used in Financing Activities	(2)	(2,033)
Net Decrease in Cash	(314)	(2,830)
Cash – Beginning of period	1,101	13,350
Cash – End of period	$787	$10,520
Supplemental Disclosure of Cash Flows Information
Cash paid during the year for:
Interest	$—	$—
Taxes	$—	$—

Supplemental Non-cash Investing and Financing activities
Property and equipment contributed as capital investment to JV	$500	$—
ROU asset and operating lease liabilities recognized upon consolidation of JV	$334	$—